FOR IMMEDIATE RELEASE		June 25, 2013
	Contact:	Susan M. Jordan
732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION ENTERS INTO A NEW $40 MILLON UNSECURED REVOLVING CREDIT FACILITY

FREEHOLD, NJ, June 25, 2013………….. Monmouth Real Estate Investment Corp. (NYSE: MNR), today announced that it has renewed and expanded its $20 million unsecured revolving credit facility, which was set to mature in June 2013.  The renewed facility is syndicated with two banks led by Capital One, National Association (Capital One) as joint lead arranger, administrative agent and sole bookrunner, and includes Bank of Montreal (BMO) as joint lead arranger and documentation agent.  The renewed facility has been increased to $40 million with an accordion feature up to $60 million.  The renewed facility matures June 2016, has a one-year extension option, and borrowings under the facility will bear interest at LIBOR plus 175 basis points to 250 basis points depending on the company’s leverage ratio.  Borrowings under the facility will bear interest at LIBOR plus 185 basis points based on the company’s current leverage ratio.  The previous $20 million facility did not have an extension option and borrowings bore interest at LIBOR plus 200 basis points to 250 basis points depending on the amount drawn down on the facility.

“Our expanded facility at lower cost and up to four years of term enhances our financial flexibility and is a testament to the strength of our balance sheet.  In addition, it offers us significant liquidity as we continue to grow our unencumbered property portfolio and pay down higher fixed rate interest mortgage debt which allows us to lower our cost of capital,” said Kevin Miller, Chief Financial Officer.  “We are very pleased with our long-term relationship with Capital One and BMO and appreciate their continued support.”

Monmouth Real Estate Investment Corporation, founded in 1968 and one of the oldest public equity REITs in the U.S., specializes in net-leased industrial properties subject to long-term leases primarily to investment grade tenants.  The Company is a fully integrated and self-managed real estate company, whose property portfolio consists of seventy-three industrial properties and one shopping center located in twenty-six states, containing a total of approximately 9.3 million rentable square feet.  In addition, the Company owns a portfolio of REIT securities.

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